Exhibit (J)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 37 to the registration statement on Form N-1A (“Registration Statement”) of our reports dated February 23, 2016, relating to the financial statements and financial highlights which appear in the December 31, 2015 Annual Reports to Shareholders of the Gateway Equity Call Premium Fund and Gateway Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Performance,” “Financial Statements” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
April 25, 2016